                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               CHICO'S FAS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 (CHICO'S LOGO)

                               CHICO'S FAS, INC.
                              11215 METRO PARKWAY
                            FT. MYERS, FLORIDA 33912

                                                                  April 20, 1999

TO OUR STOCKHOLDERS:

     You are cordially invited to attend our 1999 Annual Meeting of Stockholders which will be held on June 8, 1999 at 2:00 p.m., local time, in the Conference Center at the South Seas Resort, Captiva, Florida.

     We're holding this year's Annual Meeting away from our corporate office because, frankly, as we have grown, we have found it necessary to occupy the space at our headquarters facility that we have used in the past for our annual meeting. We think that the South Seas Resort venue is a perfect one for Chico's.

     Please read these materials so that you'll know what we plan to do at the meeting. Also, please sign and return the accompanying proxy card. This way, your shares will be voted as you direct even if you can't attend the meeting.


                                         /s/ Marvin Gralnick
                                         -------------------------------------
                                             MARVIN J. GRALNICK
                                             Chief Executive Officer, President
                                               and Chairman of the Board

                                 (CHICO'S LOGO)

                               CHICO'S FAS, INC.
                              11215 METRO PARKWAY
                            FT. MYERS, FLORIDA 33912

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 8, 1999

To the Stockholders of
Chico's FAS, Inc.:

     TIME                    2:00 p.m., Local Time, on Tuesday, June 8, 1999

     PLACE                   The Meyer Room in Lindbergh Hall, Conference Center
                             South Seas Resort
                             Captiva, Florida

     ITEMS OF BUSINESS       1. To elect two Class III directors to each serve
                                for a three-year term;

                             2. To ratify the appointment of Arthur Andersen LLP
                                as the Company's independent certified public accountants for fiscal year 2000;

                             3. To approve the Non-Employee Directors' Stock
                                Option Plan;

                             4. To ratify the amendment of the 1993 Employee
                                Stock Purchase Plan;

                             5. To ratify the amendment of the 1993 Stock Option
                                Plan; and

                             6. To transact such other business as may properly
                                come before the meeting or any adjournments or postponements thereof.

     RECORD DATE             You can vote if you are a shareholder of record on
                             April 19, 1999.

     ANNUAL REPORT           Our 1999 Annual Report, which is not a part of the
                             proxy soliciting material, is enclosed.

     PROXY VOTING            It is important that your shares be represented and
                             voted at the Annual Meeting. Please vote by dating, signing and mailing the enclosed proxy promptly in the enclosed postage paid pre-addressed envelope.
                             If you should be present at the meeting and desire to vote in person, you may withdraw your proxy.

                                          By Order of the Board of Directors,

                                          CHARLES J. KLEMAN, Secretary

                                 (CHICO'S LOGO)

                               CHICO'S FAS, INC.
                              11215 METRO PARKWAY
                            FT. MYERS, FLORIDA 33912

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 8, 1999

To the Stockholders of                                            April 20, 1999
Chico's FAS, Inc.:

     These proxy materials are delivered in connection with the solicitation by the Board of Directors of Chico's FAS, Inc. ("Chico's," the "Company," "we," or "us"), a Florida corporation, of proxies to be voted at our 1999 Annual Meeting of Stockholders and at any adjournments or postponements thereof.

     You are invited to attend our Annual Meeting of Stockholders on June 8, 1999, beginning at 2:00 p.m., Local Time. The Annual Meeting will be held in the Conference Center at the South Seas Resort, Captiva, Florida. Stockholders will be admitted beginning at 1:30 p.m.

     It is important that proxies be returned promptly to avoid unnecessary expense to the Company. Therefore, whether you plan to attend the Annual Meeting or not and regardless of the number of shares of stock you own, please date, sign and return the enclosed proxy promptly.

                            ABOUT THE ANNUAL MEETING

WHAT IS THE PURPOSE OF THE MEETING?

     At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, ratification of the Company's independent auditors, approval of the Non-Employee Directors' Stock Option Plan and approval of an amendment to the 1993 Employee Stock Purchase Plan. In addition, the Company's management will report on the performance of the Company during fiscal 1999 and respond to questions from stockholders.

WHEN ARE THESE MATERIALS BEING MAILED?

     This Proxy Statement, form of proxy and voting instructions are being mailed starting on approximately April 29, 1999.

WHO IS ENTITLED TO VOTE?

     Only stockholders of record at the close of business on the record date, April 19, 1999, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting (or any adjournment or postponement thereof) the shares of common stock that they held on that date. As of that date, there were 8,415,431 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting. Shares of common stock, par value $.01 per share (the "Common Stock") are the only outstanding voting securities of the Company.

WHAT CONSTITUTES A QUORUM?

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions as to that item from the beneficial owner.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to the Company's transfer agent, it will be voted as you direct. If you are a registered stockholder and attend the Annual Meeting, you may vote at the Annual Meeting either by delivering your completed proxy card in person or by voting instead by ballot. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

     Unfortunately, no. We know that many companies have permitted their stockholders to vote by telephone, over the Internet or through other electronic means. However, Chico's is a Florida corporation and such form of proxy voting is not yet authorized by applicable Florida law.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you may revoke the proxy and you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting the shares in person. No such notice of revocation or later-dated proxy, however, will be effective until received by the Company at or prior to the Annual Meeting. Unless the proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or any adjournment thereof. The giving of the proxy does not affect the right to vote in person should the stockholder attend the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

IF I SUBMIT A PROXY, HOW WILL MY SHARES BE VOTED?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     The Board's recommendations are set forth together with the description of each item in this proxy statement. In summary, The Board recommends a vote:

     - for election of the nominees for the Class III Director positions (see page 3);
     - for ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors (see page 6);
     - for approval of the Non-Employee Directors' Stock Option Plan (see page
       6);
     - for ratification of an amendment to the 1993 Employee Stock Purchase Plan (see page 8); and
     - for ratification of an amendment to the 1993 Stock Option Plan (see page
       9).

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. At the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.

     Other Items. For each other item, the item will be approved if the affirmative votes in favor of the item are greater than the votes cast opposing the item. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting. Accordingly, for purposes of the vote, an abstention will have the same effect as does a share that is not present.

HOW WILL VOTES BE COUNTED?

     All votes will be tabulated by employees of the Registrar and Transfer Company, the Company's transfer agent for the Common Stock, whose representatives will serve as one or more of the inspectors of election. Although abstentions and broker non-votes are each included in the determination of the number of shares present, they are not counted on any matters brought before the meeting.

WHO IS PAYING FOR THE PREPARATION AND MAILING OF THE PROXY MATERIALS AND HOW WILL SOLICITATIONS BE MADE?

     We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, mail, electronic transmission, facsimile transmission or telegram. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the stockholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred thereby.

1. ELECTION OF DIRECTORS -- ITEM ONE ON YOUR PROXY CARD

                        DIRECTORS STANDING FOR ELECTION

     The Board of Directors is divided into three classes, currently consisting of two directors in each class, whose terms expire at successive annual meetings. The current terms of the three classes of directors expire in 1999 (Class III directors), 2000 (Class I directors) and 2001 (Class II directors). Directors are generally elected for three-year terms.

     Two Class III directors are to be elected at the 1999 Annual Meeting. The Board of Directors has nominated the following persons to stand for election at the 1999 Annual Meeting for the two director seats (terms expiring in 2002):

                               Marvin J. Gralnick
                                 John W. Burden

     The persons named in the enclosed form of proxy intend, unless otherwise directed, to vote such proxy "FOR" the election of Marvin J. Gralnick and John
W. Burden as Class III directors of the Company, each to serve for the term described above. The nominees that receive a plurality of the votes cast by the shares entitled to vote at the Annual Meeting shall be elected as the directors.

     Each of the proposed nominees for election as directors has consented to serve if elected. If, as a result of circumstances not now known or foreseen, the nominees shall be unavailable or unwilling to serve as a director, proxies may be voted for the election of such other persons as the Board of Directors may select. The Board of Directors has no reason to believe that the nominees will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES FOR ELECTION AS DIRECTORS.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 2002:

     MARVIN J. GRALNICK, 64, is Chief Executive Officer, President and Chairman of the Board of the Company. Marvin J. Gralnick, together with his wife, Helene
B. Gralnick, founded Chico's in December 1983. He served the Company as its Chief Executive Officer until September 1993, at which time Jeffrey J. Zwick succeeded Mr. Gralnick in this position. In connection with the resignation of Jeffrey J. Zwick as Chief Executive Officer, President and a director of the Company in November 1994, Mr. Gralnick returned to the Company on a full time basis to head up merchandise design, marketing and image for the Company. In February 1995, Mr. Gralnick reassumed the role of Chief Executive Officer and in March 1997 reassumed the position of President following the departure of Melissa Payner. Mr. Gralnick served as President from the Company's founding until 1990 when he became Chairman of the Board and was given the official title of Chief Executive Officer. Mr. and Ms. Gralnick's vision and creative talents led the development and evolution of the Company's philosophy and the design and feel of Chico's merchandise and Chico's stores through September 1, 1993 and since November 1994 again are leading the Company in this regard.

Director since 1983.

     JOHN W. BURDEN, 62, is currently an independent retailing consultant, having served as a consultant and partner in Retail Options, Inc. from November 1993 to December 1997. From December, 1990 to March 1993, Mr. Burden's principal occupation was as an officer in Pelican Palms Realty Company, a real estate sales company he owned. In 1990, he retired as the Chairman of both Federated Department Stores, Inc., and Allied Department Stores, Inc., following a 19 year career in various merchandising positions in the Federated organization, including President of Burdines and Chairman of the Abraham and Strauss Division. Prior to that time, he spent 12 years with Macy's. Mr. Burden is also a director of J. Crew and Saks Incorporated.

Director since 1997.

                         DIRECTORS CONTINUING IN OFFICE

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2000:

     CHARLES J. KLEMAN, 48, is Executive Vice President -- Finance, Chief Financial Officer and Secretary/Treasurer of the Company. Charles J. Kleman has been employed by Chico's since January 1989, when he was hired as the Company's Controller. In 1991, he was elected as Vice President/Assistant Secretary. In 1992, Mr. Kleman was designated as the Company's Chief Financial Officer. In September 1993, he was elected to the additional position of Secretary/Treasurer, served as Senior Vice President -- Finance from January 1996 through November 1996 and effective December 1996, was promoted to the position of Executive Vice President -- Finance. Prior to joining Chico's, Mr. Kleman was an independent accounting consultant in 1988, and from 1986 to 1988 Mr. Kleman was employed by Electronic Monitoring & Controls, Inc., a manufacturer and distributor of energy management systems, as its Vice President/Controller. Prior to 1986, Mr. Kleman was employed by various independent certified public accounting firms, spending over four years of that time with Arthur Andersen & Co. Mr. Kleman is responsible for accounting, financial reporting, management information systems, investor relations and overall management of the distribution center.

Director since 1993.

     ROSS E. ROEDER, 61, recently assumed the positions of Chairman and Chief Executive Officer of Smart & Final, Inc., having served as a director of SFI Corporation, the parent corporation of Smart & Final, since 1984. From 1986 to 1998, Mr. Roeder served as a director of Morgan-Kaufman Publishers, Inc., a publisher of computer science text and reference books, and from 1993 to 1998 served as its chairman of the board. Since the late 1970s, he also served and continues to serve as Chairman of the Board and Chief Executive Officer of MDR, Inc., International Consulting Group. Mr. Roeder is also a director of Gulf West Banks, Inc. From 1986 until February 1993, Mr. Roeder was President and Chief Executive Officer of Federal Construction

Company. Prior to 1986, he was President, Chief Executive Officer and Chief Operating Officer of Fotomat Corp.

Director since 1997.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2001:

     HELENE B. GRALNICK, 51, is Senior Vice President -- Design and Concept for the Company. Helene B. Gralnick was a co-founder of Chico's, together with her husband, Marvin J. Gralnick, and has served the Company in various senior executive capacities throughout its history. She was first elected Vice President/Secretary in 1983. Ms. Gralnick was elected as Senior Vice
President -- Merchandise Concept in 1992. In September 1993, Ms. Gralnick stepped down from all officer positions with the Company. In connection with the resignation of Jeffrey J. Zwick as Chief Executive Officer, President and a director of the Company in November 1994, Ms. Gralnick returned to the Company on a full time basis to head up merchandise design, marketing and image for the Company. In February 1995, Ms. Gralnick was elected as Senior Vice
President -- Design and Concept.

Director since 1983.

     VERNA K. GIBSON, 54, presently is a retailing consultant. From 1993 through 1997, she was a partner of Retail Options, Inc., a business advisory firm founded in June 1993. Ms. Gibson also serves as a director of The Caldor Corporation, Today's Man, Inc., Mothers Work, Inc. and the National Retail Federation. Ms. Gibson has over 30 years of experience in women's apparel retailing including having served from 1985 to 1991 as President of Limited Stores, Inc., Cacique, Inc. and Limited Too, Inc., all of which were subsidiaries of The Limited, Inc., a retail apparel specialty chain. From January 1991 through 1995, she was President of Outlook Consulting, International, Inc. and from December 1994 to July 1996, Ms. Gibson was the Chairman of the Board of Petrie Retail, Inc. On October 12, 1995, Petrie Retail, Inc. filed a voluntary petition for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code.

Director since 1993.

           MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

     The Board of Directors held six meetings during fiscal 1999. In fiscal 1999, each incumbent Director attended at least 75% of the total number of Board and Committee meetings.

     The Board of Directors has a standing Audit Committee and Compensation and Benefits Committee but does not have a Nominating Committee. The Board of Directors functions as a Nominating Committee, and the Board will consider written recommendations from stockholders for positions on the Board of Directors in accordance with the procedures set forth in the Amended and Restated Articles of Incorporation of the Company. See -- "Stockholder Proposals for Presentation at the 2000 Annual Meeting" for further information.

     The current members of the Audit Committee are Mr. Burden, Ms. Gibson and Mr. Roeder. The Audit Committee held two meetings during fiscal 1999. The Audit Committee's principal responsibilities are to recommend annually a firm of independent certified public accountants to the Board of Directors, to review the annual audit of the Company's financial statements and to meet with the independent certified public accountants of the Company from time to time in order to review the Company's internal controls and financial management practices.

     The current members of the Compensation and Benefits Committee are Mr. Burden, Ms. Gibson and Mr. Roeder. The Compensation and Benefits Committee held three meetings during fiscal 1999. The principal responsibilities of the Compensation and Benefits Committee are to review and make recommendations to the Board of Directors concerning the compensation of all officers of the Company; to review and make recommendations with respect to the Company's existing and proposed compensation plans, and to serve as the committee responsible for administering the Company's 1992 Stock Option Plan, the Company's 1993 Stock Option Plan and the Company's 1993 Employee Stock Purchase Plan.

                           COMPENSATION OF DIRECTORS

     Base Compensation. In fiscal 1999, nonemployee directors were entitled to receive $3,000 per quarter plus $500 for each Board meeting and $500 for each committee meeting physically attended or held by telephone and whether or not coinciding with a Board meeting. In addition, all directors were entitled to receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors or committees thereof; no additional per meeting fees will be paid. Beginning in fiscal 2000, nonemployee directors will receive $6,000 per quarter to cover all Board and committee meetings. All directors will continue to be entitled to reimbursement of their reasonable out-of-pocket expenses.

     Options. Each non-employee director receives an automatic grant each year following the annual meeting of stockholders of options to purchase 10,000 shares of common stock. For fiscal 1999, Ms. Gibson and Messrs. Burden and Roeder received grants under this plan. Each such option grant, which vested in full on December 9, 1998 and has a ten-year term, permits the holder to purchase shares at their fair market value on the date of grant, which was $12.8125 in the case of these particular options. In addition, in February 1998, Ms. Gibson and Messrs. Burden and Roeder received separate grants of options to purchase 25,000 shares, 10,000 shares and 10,000 shares, respectively. Each of these separate grants vested in full on August 10, 1998, has a ten year term and permits the holder to purchase shares at their fair market value on the date of grant, which was $6.50 in the case of these particular options.

     Indemnification. We indemnify our directors and officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This is authorized under our By-laws, and accordingly we have signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS -- ITEM TWO ON YOUR PROXY CARD

     The firm of Arthur Andersen LLP has been our independent certified public accountants for many years. Arthur Andersen LLP has been recommended by the Audit Committee and approved by the Board of Directors as our independent certified public accountants for the year ending January 29, 2000, subject to ratification of such appointment by the stockholders. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions by stockholders. Ratification of the Company's independent certified public accountants is not required by the Company's By-Laws or otherwise, but the Board of Directors has decided to seek such ratification as a matter of good corporate practice.

     The persons named in the enclosed form of proxy intend, unless otherwise directed, to vote such proxy "FOR" ratification of the appointment of Arthur Andersen LLP as independent certified public accountants for the period specified. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the directors upon recommendations of the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT AUDITORS FOR THE PERIOD SPECIFIED.

3. PROPOSAL TO APPROVE THE NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN -- ITEM THREE ON YOUR PROXY CARD

     In order to be in a position to continue to effectively attract and retain members of the Board of Directors who are not employees of the Company or its subsidiaries (the "Non-Employee Directors"), the Board of Directors adopted the Chico's FAS, Inc. Non-Employee Directors' Stock Option Plan, in October 1998, subject to approval of the stockholders at the Annual Meeting of Stockholders.

     The Board recommends that you vote "FOR" approval of the Non-Employee Directors' Stock Option Plan (the "Directors' Stock Option Plan"). The Directors' Stock Option Plan will be approved if the votes cast "FOR" approval of the Directors' Stock Option Plan by holders entitled to vote exceed the votes cast opposing the approval of the Directors' Stock Option Plan.

Summary of the Directors' Stock Option Plan

     Under the Directors' Stock Option Plan, Non-Employee Directors will be eligible to receive nonqualified stock options. No other individual is eligible to receive options under the plan. In addition to receiving options under the plan, Non-Employee Directors will continue to be compensated for their services as directors. For a description of such compensation, see "Compensation of Directors".

     An aggregate of 150,000 shares of Common Stock have been reserved for issuance under the plan. The plan is administered by the full Board of Directors or by a committee of two or more members of the Board, as may be designated as such by the Board (in whichever case, herein referenced as the "Directors Stock Option Plan Committee").

     All Non-Employee Directors are eligible to receive options under the plan. Each Non-Employee Director will automatically be granted an option for 10,000 shares of Chico's common stock upon his or her appointment to the Board. In addition, each year, as of the date of the Company's Annual Meeting of Stockholders, each Non-Employee Director who is then reelected or who is continuing as a member of the Board following the Annual Meeting shall receive an option for 10,000 shares of Chico's common stock. There is no limit as to the number of options that may be granted any one eligible individual. The Directors Stock Option Plan Committee may also make discretionary grants of options to Non-Employee Directors from time to time. The Company will not receive any consideration for the granting of the options under the plan, other than the services rendered to the Company by the Non-Employee Director in that capacity.

     The per share exercise price of each of the options automatically granted under the plan may not be less than the fair market value of the stock on the date of grant. On April 1, 1999, the reported last sale price of the Company's Common Stock on the Nasdaq National Market System was $22.50.

     Options automatically granted under the plan will become fully vested six months after the date of the grant, and will be exercisable for up to ten years after the date of the grant. Discretionary options granted under the plan will have such exercise price, vesting schedule and other terms and conditions as shall be determined by the Directors Stock Option Plan Committee at the time of each respective grant.

     If exercised, an option must be exercised within the exercise period by payment of the option price in cash, by check or by other means prescribed by the Directors Stock Option Plan Committee.

     If the individual's affiliation with the Company as a director is terminated during the term of the option, the end of the option period will be accelerated. Notwithstanding the foregoing general rules, the committee may issue options for shorter periods of time and may permit the earlier exercise of outstanding options.

     An individual may not transfer any option granted under the plan, although, in some circumstances after the individual's death, the individual's personal representative may exercise the option and, in certain other circumstances, options can be exchanged for new options.

     The aggregate number of shares covered by the plan, as well as the number of shares covered by outstanding options (and the per share purchase price thereof) are subject to automatic adjustment, without further action of the Board of Directors, the Directors Stock Option Plan Committee or the stockholders, in the event of a stock dividend, a stock split or certain other recapitalizations with respect to the Company's stock.

     The Board of Directors may amend the plan (or suspend or discontinue it) without further stockholder approval. No amendment may adversely affect any then outstanding option.

     The plan will continue for 10 years, unless the Board of Directors votes to terminate the plan at some earlier time.

Federal Income Tax Consequences

     Because all options under the plan will be nonqualified stock options and because the Company does not anticipate that any such options will have a readily ascertainable fair market value when issued, the recipient of such an option should not recognize any taxable income or loss for federal income tax purposes at the time the option is granted. The exercise of the nonqualified stock option will, however, result in the immediate recognition of taxable income by its holder at ordinary income rates based on the difference between the purchase price for shares covered by the option and the fair market value of the shares received at the time of exercise. The Company will receive a corresponding income tax deduction at the same time. Additional gain or loss, determined under general rules of taxation, may be realized upon the sale of the shares.

     The specific application and impact of the tax rules may vary depending on the personal situation of individual directors.

4. PROPOSAL TO RATIFY THE AMENDMENT OF THE 1993 EMPLOYEE STOCK PURCHASE PLAN -- ITEM FOUR ON YOUR PROXY CARD

     The Company's 1993 Employee Stock Purchase Plan (the "Stock Purchase Plan") became effective upon the consummation of the Company's initial public offering on March 24, 1993. The purpose of the Stock Purchase Plan is to provide the Company's employees with an opportunity, through the purchase of stock, to become part owners of the Company, or to increase the amount of their stock ownership. The Company believes that employees finding themselves in the dual roles of part owners and employees will have every reason to do all that they can to maintain and increase the success of the Company.

The Amendment

     As originally adopted, the Stock Purchase Plan provided for twelve offering periods, with the first offering period being the 61 days ending May 31, 1993 and the remaining eleven offering periods consisting of each of the months of May and November in the years 1993 through 1998. In October 1998, the Board of Directors approved, subject to stockholder ratification at the 1999 Annual Meeting of Stockholders, an amendment to the Stock Purchase Plan to increase the number of offering periods under the plan from twelve to eighteen, with offering periods to continue in each of the months of May and November through and until November 2001.

     The Board recommends that you vote "FOR" ratification of the amendment to the 1993 Employee Stock Purchase Plan (the "Second Amendment"). The Second Amendment will be ratified if the votes cast "FOR" ratification of the Second Amendment by holders entitled to vote exceed the votes cast opposing the ratification of the Second Amendment.

Summary of the Plan

     An aggregate of 210,000 shares of Common Stock have been reserved for issuance under the Stock Purchase Plan. As of April 1, 1999, 116,999 shares had been purchased under the Stock Purchase Plan and 93,001 shares remain reserved for issuance under the Stock Purchase Plan. Under the Stock Purchase Plan, as amended, which is intended to qualify under the provisions of Section 423 of the Internal Revenue Code, all eligible employees are given the right to purchase shares of the Common Stock of the Company two times a year at a price equal to 85% of the value of the stock immediately prior to the beginning of each exercise period. On April 1, 1999, the closing price of the Company's Common Stock on the Nasdaq National Market was $22.50.

     All employees are eligible to participate except for those who have been employed by the Company for less than one year, employees who customarily work 20 hours or less per week, employees who customarily work five months or less per year, and employees owning at least 5% of the Company's common stock. Rights to acquire common stock are to terminate if the employee's employment is terminated for any reason, and the rights are not to be transferable by the employees. No consideration will be received by the Company for the granting of the right to acquire common stock under the Stock Purchase Plan other than the services rendered to the Company by the employee in such capacity.

     The Stock Purchase Plan, as amended, provides for two exercise periods -- the month of May and the month of November -- in each year through 2001.

     During each exercise period, an eligible employee is entitled to purchase one share of Common Stock of the Company for each $300 of compensation received by him or her for the Company's fiscal year preceding the exercise period. However, no eligible employee is entitled to purchase fewer than 10 shares or more than 600 shares in any one exercise period. Within these limits, an eligible employee is able to elect to purchase as many or as few shares in each exercise period as he or she chooses.

     Payment for the shares is required in cash or by check at the time of the exercise of the rights.

     The Stock Purchase Plan is administered by the Compensation and Benefits Committee whose members are Verna K. Gibson, Ross E. Roeder and John K. Burden, none of whom are eligible to participate in the Plan.

Federal Income Tax Consequences

     Generally, no gain or loss is recognized until the stock is sold or otherwise disposed of by its owner.

     If the shares acquired under the Stock Purchase Plan are held by the employee for the holding period required by the Internal Revenue Code (two years from the beginning of the exercise period in which the shares were acquired), upon the disposition of the stock, the employee will recognize ordinary income (as compensation) to the extent of the lesser of: (i) the amount by which the fair market value of the stock at the beginning of the exercise period exceeded 85% of such fair market value or (ii) the amount by which the fair market value of the stock at the time of disposition exceeds the purchase price. Any further gain will be taxed as a capital gain. If the sales price is less than the purchase price, there will be no ordinary income; and the employee will recognize a long-term capital loss equal to the difference between the purchase price and the disposition price. If the holding period is satisfied, the Company will not be entitled to an income tax deduction at any time.

     If the two-year holding period is not satisfied, the employee will generally recognize in gross income (as compensation) in the year of disposition the amount by which the fair market value of the stock on the date of transfer exceeded the purchase price. Any difference between the fair market value of the stock on the date of transfer and the sales price upon disposition will be taxed as a capital gain or loss. The Company will be entitled to an income tax deduction in the year of disposition equal to the amount of ordinary income recognized by the employee.

     The specific application and impact of the tax rules will vary depending on the specific personal situation of individual employees.

5. PROPOSAL TO RATIFY THE AMENDMENT OF THE 1993 STOCK OPTION PLAN -- ITEM FIVE ON YOUR PROXY CARD

     In 1993, the Board of Directors and stockholders of the Company adopted the Chico's FAS, Inc. 1993 Stock Option Plan. The purpose of the 1993 Stock Option Plan is to enable the Company to be in a position to continue to effectively attract and retain executive officers and other key employees.

The Amendment

     The 1993 Stock Option Plan as in existence prior to the amendment covered a maximum of 680,000 shares of Common Stock. The Board of Directors has determined that the number of shares remaining under the plan is insufficient to continue to meet the Company's needs of attracting and retaining executive officers and other key employees. As a result, the Board of Directors has approved, subject to stockholder ratification at the 1999 Annual Meeting of Stockholders, an amendment to the 1993 Stock Option Plan increasing the number of shares of Common Stock that may be issued upon exercise of options by 500,000 to a maximum of 1,180,000.

     The Board recommends that you vote "FOR" ratification of the amendment of the 1993 Stock Option Plan (the "1993 Option Plan Amendment"). The 1993 Option Plan Amendment will be ratified if the votes cast, "FOR" ratification of the 1993 Option Plan Amendment by holders entitled to vote exceed the votes cast opposing the ratification of the 1993 Option Plan Amendment.

Summary of the Plan

     An aggregate of 1,180,000 shares of Common Stock have been reserved for issuance under the 1993 Option Plan, as amended (the "Amended 1993 Option Plan"). Under the Amended 1993 Option Plan, incentive stock options, nonqualified stock options or any combination thereof are granted to eligible individuals. The Amended 1993 Option Plan is administered by the Compensation and Benefits Committee whose members currently are Verna K. Gibson, John Burden and Ross E. Roeder, none of whom are eligible to participate in the Amended 1993 Option Plan.

     All officers of the Company and other employees who have executive or supervisory responsibility are eligible to receive options under the Amended 1993 Option Plan, except with respect to incentive stock options for any employees ineligible by reason of the provisions of Section 422 of the Internal Revenue Code (e.g., a employee owning or who would own upon the exercise of the option more than 10% of the outstanding common stock of the Company, unless the option price is at least 110% of the fair market value of the Common Stock subject to the option and the option is not exercisable after five years from the date of grant). No consideration will be received by the Company for the granting of the options under the Amended 1993 Option Plan other than the services rendered to the Company by the employee in such capacity.

     The aggregate number of shares covered by the Amended 1993 Option Plan, as well as the number of shares covered by outstanding options (and the per share purchase price thereof) are subject to automatic adjustment, without further action of the Board of Directors or the stockholders, in the event of a stock dividend, a stock split or certain other recapitalizations with respect to the Company's stock.

     The Board of Directors may amend the Amended 1993 Option Plan (or suspend or discontinue it) without further stockholder approval, except with respect to certain major changes such as changing the number of shares subject to the Amended 1993 Option Plan, the minimum option price or the class of employees eligible to receive options, removing the administration of the Amended 1993 Option Plan from the committee or amending the Amended 1993 Option Plan in any other way so that incentive stock options granted thereunder would fail to qualify under Section 422 of the Internal Revenue Code. No amendment may adversely affect any then outstanding option.

     The Amended 1993 Option Plan will continue for 10 years from the date of its original adoption (i.e., through 2003), unless the Amended 1993 Option Plan terminates earlier upon the granting of options covering 1,180,000 shares (options that are forfeited may be reissued by the committee).

     INCENTIVE STOCK OPTIONS. The per share exercise price of each incentive stock option may not be less than the fair market value of the stock on the date of grant or, in the case of an employee owning more than 10% of the outstanding Common Stock of the Company, not less than 110% of such fair market value. Also, the aggregate fair market value of the stock with respect to which options are exercisable for the first time by an employee in any calendar year may not exceed $100,000.

     NONQUALIFIED STOCK OPTIONS. The per share exercise price of each nonqualified stock option may not be less than the fair market value of the stock on the date of grant.

     If exercised, an option must be exercised within the exercise period by payment of the option price in cash, by check or by other means prescribed by the committee.

     No option is exercisable within one year from the date of grant or more than 10 years after the date of grant, or, in the case of an individual who owns more than 10% of the outstanding common stock of the Company, more than five years after the date of grant. Each option is exercisable in stock of the Company.

Options are exercisable based on vesting schedules established by the committee administering the Amended 1993 Option Plan. Options may not be exercisable any more rapidly than in cumulative installments of one third of the number of shares covered by the option every year beginning on the first anniversary from the date of grant and continuing annually for a period of three years thereafter. If the individual's affiliation with the Company as an employee is terminated during the term of the option, the end of the option period will be accelerated. Notwithstanding the foregoing general rules, the committee may issue options for shorter periods of time and may permit the earlier exercise of outstanding options.

     An individual may not transfer any option granted under the Amended 1993 Option Plan, although in some circumstances after the individual's death, the individual's personal representative may exercise the option and, in certain other circumstances, options can be exchanged for new options.

     On April 1, 1999, the reported last sale price of the Company's Common Stock on the Nasdaq National Market System was $22.50.

Federal Income Tax Consequences

     The recipient of an incentive stock option should not recognize any taxable income or loss for federal income tax purposes at the time the incentive stock option is granted or exercised; however, upon exercise, the difference between the stock purchase price set forth in the option and the fair market value of the shares received may be subject to the alternative minimum tax. If the Common Stock purchased upon the exercise of an incentive stock option is held for at least two years after the granting of the option and at least one year after exercise, the recipient should receive a long term capital gain or loss upon the sale or disposition of the Common Stock based on the difference between the fair market value of the Common Stock on the date of sale or other disposition and the purchase price of the Common Stock under the option. The Company will not be entitled to any deductions with respect to the granting or exercise of the incentive stock option in such cases.

     If the recipient of an incentive stock option does not hold the shares for two years after the grant of the option and one year after exercise, the recipient will generally recognize as ordinary income in the year of disposition the difference between (1) the purchase price of Common Stock covered by the option and (2) the lesser of the sales price or the fair market value of the shares on the date of exercise; and the Company will be entitled to a corresponding deduction for such amount in that year. Any remaining gain would be taxable to the recipient as capital gain. However, if the sales price is less than the purchase price under the option, no income will be recognized; the recipient would generally realize a capital loss equal to the difference between the purchase price and the disposition price; and the Company will not receive any deduction.

     The general rules described in the preceding paragraph apply only when the sale is made to an unrelated party. If the recipient makes a sale or other disposition to certain related persons or entities before the end of the applicable holding periods, then the recipient will be treated as having received ordinary income (with a corresponding deduction to the Company) in the year of disposition in an amount equal to the difference between the sales price and the fair market value of the shares on the date of exercise (even if the fair market value of the shares is less on the date of sale or other disposition).

     Because the Company does not anticipate that any nonqualified stock option will have a readily ascertainable fair market value when issued, the recipient of such an option should not recognize any taxable income or loss for federal income tax purposes at the time the option is granted. The exercise of the nonqualified stock option, however, will result in the immediate recognition of taxable income by its holder at ordinary income rates based on the difference between the purchase price for shares covered by the option and the fair market value of the shares received at the time of exercise. The Company will receive a corresponding deduction at the same time. Additional gain or loss, determined under general rules of taxation, may be realized upon the sale of the shares.

     The specific application and impact of the tax rules will vary depending on the specific personal situation of individual option recipients.

PLAN BENEFITS TABLE -- NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN, AMENDED 1993 EMPLOYEE STOCK PURCHASE PLAN AND AMENDED 1993 STOCK OPTION PLAN

     The following table provides information regarding the number and value of the securities to be granted or purchased under the non-employee directors' stock option plan, the amended 1993 employee stock purchase plan and the amended 1993 stock option plan.

                                           NON-EMPLOYEE              AMENDED 1993
                                            DIRECTORS'                 EMPLOYEE                AMENDED 1993
                                         STOCK OPTION PLAN        STOCK PURCHASE PLAN        STOCK OPTION PLAN
                                      -----------------------   -----------------------   -----------------------
                                                      NUMBER                    NUMBER                    NUMBER
         NAME AND POSITION            DOLLAR VALUE   OF UNITS   DOLLAR VALUE   OF UNITS   DOLLAR VALUE   OF UNITS
         -----------------            ------------   --------   ------------   --------   ------------   --------
Marvin J. Gralnick,
  Chairman of the Board, Chief
  Executive Officer and President...        *            *            *            *           (3)          (3)
Charles J. Kleman,
  Executive Vice
  President -- Finance, Chief
  Financial Officer.................        *            *           (2)          (2)          (3)          (3)
Helene B. Gralnick,
  Senior Vice President -- Design
  and Concept.......................        *            *            *            *           (3)          (3)
Scott A. Edmonds,
  Senior Vice
  President -- Operations...........        *            *           (2)          (2)          (3)          (3)
Executive Group(4)..................        *            *           (2)          (2)          (3)          (3)
Non-Executive Director Group........       (1)          (1)           *            *            *            *
Non-Executive Officer Employee
  Group.............................        *            *           (2)          (2)          (3)          (3)

---------------

 *  Not eligible for participation

(1) The grant of options under the Non-Employee Directors' Stock Option Plan will generally occur automatically, in the amount of 10,000 options upon the director's initial appointment to the Board, and 10,000 options each year thereafter during the director's continued service. The Board of Directors has discretion to make additional grants under the plan, but the Company cannot determine the nature or amount of any discretionary awards that will be made in the future. During fiscal 1999, 30,000 stock options would have been granted under the plan had it been in effect at the time of the Company's last Annual Meeting of Stockholders. The dollar value of such stock options cannot be determined.

(2) Participation in the 1993 Employee Stock Purchase Plan is voluntary. The Company cannot determine the amount of shares that will be purchased in the future. During fiscal 1999, 600 shares were purchased under this plan by each of Messrs. Kleman and Edmonds, respectively. In fiscal 1999, 1,200 aggregate shares and 33,575 aggregate shares of Common Stock were purchased under this plan by the Executive Group and the Non-Executive Officer Employee Group, respectively. The dollar values of the shares purchased by Messrs. Kleman and Edmonds determined using the fair market value of the Company's Common Stock of $22.50 per share as of April 1, 1999 are $13,500, and $13,500, respectively. In addition, the dollar values of the aggregate shares purchased by the Executive Group and Non-Executive Officer Employee Group determined using the fair market value of the Company's Common Stock of $22.50 per share as of April 1, 1999 are $27,000 and $755,438, respectively.

(3) The grant of options under the Amended 1993 Stock Option Plan is entirely within the discretion of the Compensation and Benefits Committee. The Company cannot determine the nature or amount of awards that will be made in the future. For information regarding grants of options in fiscal 1999 to Messrs. Gralnick, Kleman and Edmonds and to Ms. Gralnick, see the Summary Compensation Table, Option/SAR Grants Table and Option/SAR Exercises and Year-End Value Table. During fiscal 1999, 80,000 stock options and 55,750 stock options were granted under this plan to the Executive Group and

    Non-Executive Officer Employee Group, respectively. The dollar value of such stock options cannot be determined.

(4) Consists of the 4 executive officers listed above.

                                 OTHER BUSINESS

     It is not expected that any other matters are likely to be brought before the meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

                         COMPENSATION COMMITTEE REPORT

To: The Board of Directors

OVERVIEW AND PHILOSOPHY

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of three members, each of whom is an outside director of the Company. The Compensation Committee provides overall guidance on the Company's compensation and benefits philosophy. In addition, the Committee approves and monitors the Company's

     - executive compensation and benefits programs
     - executive employment agreements
     - stock option plan
     - profit sharing plan
     - stock purchase plan

     The primary objectives of the Compensation Committee are to assure that the Company's executive compensation and benefits program

     - reflects the Company's unique, entrepreneurial, customer-focused, orientation
     - is competitive with other profitable, growing specialty retail companies
     - safeguards the interests of the company and its stockholders
     - is effective in driving performance to achieve financial goals and create stockholder value
     - fosters teamwork on the part of management
     - is cost-effective and fair to employees, management, and stockholders
     - is well communicated and understood by program participants

     The Company's executive compensation policies are designed to attract, motivate, and retain highly qualified executive officers who can enhance stockholder value, and to support a performance-oriented environment that rewards achievement of the Company's planned financial goals. The Compensation Committee meets periodically during each fiscal year to review the Company's existing compensation and benefits programs and to consider modifications that seek to provide a direct relationship between executive compensation and sustained corporate performance.

     The Company compensates its executive officers through three principal types of compensation: annual base salary, annual incentive bonuses and long-term incentive awards through stock options. The Company, as a matter of policy, places substantial emphasis on incentive bonuses and long-term stock options since these two forms of compensation are viewed as very effective at correlating executive officer compensation with corporate performance and increases in stockholder value.

     In addition to the three types of compensation just mentioned, certain executive officers are eligible to participate in the Company's Employee Stock Purchase Plan.

BASE SALARY

     The annual base salary of each executive officer is based on the scope of his or her responsibility and accountability within the Company, as well as on performance and experience criteria. In addition, the Compensation Committee considers salary and other compensation arrangements of other speciality retailers of similar size and similar growth to determine appropriate levels required to attract, motivate, and retain the most qualified management personnel.

     The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare stockholder returns. Thus, the compensation peer group is not the same as the peer group index in the "Comparison of Cumulative Total Return" graph included in this proxy statement.

     The Compensation Committee, upon the recommendation by the Chief Executive Officer, determines and makes final decisions regarding base salary of executives on an annual basis. The Compensation Committee recognizes that, to some degree, the determination of an executive officer's base salary involves subjective considerations.

INCENTIVE BONUSES

     A significant component of an executive officer's total cash compensation consists of an incentive bonus, which is intended to make the executive compensation dependent on the Company's performance and to provide executive officers with incentives to achieve Company goals, increase stockholder value, and work as a team. The bonuses are based on the Company's achievement of its targeted pre-tax income goal, which is part of the Company's overall plan. The pre-tax income goal, as well as the overall plan, is reviewed and approved by the Compensation Committee prior to the start of each bi-annual period. To encourage high levels of performance, the targeted pre-tax income goal is established at a level which builds in, among other things, a conservatively aggressive growth in sales and comparable store sales.

     Bonuses are awarded to the executive team based on the Company's attainment of specific pre-determined pre-tax income levels relative to the targeted pre-tax income goal established in the Company's overall plan. If the Company does not match its minimum pre-tax income goal level, then no bonuses are awarded. Through the end of 1995, bonuses were awarded on a quarterly basis. Beginning in 1996 and through the end of fiscal 1999, bonuses have been awarded on a bi-annual basis. The executive team was awarded a total of approximately $616,080 in fiscal 1999 ended January 30, 1999.

LONG TERM STOCK OPTION COMPENSATION

     The Compensation Committee believes that providing key employees, including executive officers, with the opportunity to acquire stock ownership over time is the most desirable way to align their interests with those of the Company's stockholders. Stock options, awarded under the Company's 1992 and 1993 Stock Option Plans and in some limited cases outside of the plans pursuant to separate individual stock option agreements, provide an incentive that focuses the attention of executive officers on managing the Company from the perspective of an owner with an equity interest in the business. In addition, stock options are a key part of the Company's program for motivating and rewarding managers over the long term. Stock options granted to key employees are tied to future performance of the Company's stock and will provide value only when the price of the Company's stock exceeds the option grant price.

     The Compensation Committee, upon the recommendation by the Chief Executive Officer, determines and makes final decisions regarding stock option awards made under the Company's plan. Such factors as performance and responsibilities of individual managers and the management team as a whole as well as general industry practices play an integral role in the determination of the number of options awarded to a particular senior executive. In determining the size of the individual award of options, the Compensation Committee also considers the amounts of options outstanding and previously granted, the amount of options remaining available for grant under the Stock Option Plans, the aggregate amount of current awards, and the amount necessary to retain qualified management.

     In accordance with its business strategy and compensation philosophy, the Company has granted stock options to a significant number of employees in managerial positions to afford them an opportunity to participate in the Company's future growth and to focus them on the contributions which are necessary for the financial success and business growth of the Company and, thereby, the creation of value for its Stockholders. In fiscal 1999 ended January 30, 1999, a total of 135,750 options were granted to employees, including 80,000 options which were awarded to senior executives.

     Stock options are typically awarded each year based on an assessment of each recipient's ongoing contribution to overall corporate performance. As a means to encourage a stock option recipient to remain in service with the company, stock option awards vest over time, in equal amounts over a period of three years from the date of grant. All stock options have exercise prices at least equal to the market value of the Company's stock on the date of grant.

PROFIT SHARING PLAN, 401(k) PLAN AND STOCK PURCHASE PLAN FOR EMPLOYEES

     In 1992, the Company adopted a profit sharing plan to provide a means for all eligible employees at all levels of the Company to share in the Company's profits and accumulate retirement savings. The Company's contribution to the profit sharing plan for each year has been determined by the discretion of the Company's Board of Directors. Contributions to the profit sharing plan have been made out of the Company's profits to reward employees for their collective efforts in producing profits, based on the amount it deemed appropriate in light of the results of the Company's operations for the year. In fiscal 1999, the Company accrued a contribution of approximately $471,000 to its profit sharing plan, which amounted to approximately 3.1% of its pre-tax profits for fiscal 1999.

     Effective as of January 1, 1999, the Company incorporated a 401(k) feature into its profit sharing plan as a further means for all eligible employees at all levels of the Company to accumulate retirement savings. Under the 401(k) aspect of the plan, eligible employees can elect to defer up to 20% of their respective compensation and have it contributed to the plan. The Company is obligated to match a portion of the deferral and can elect to make additional contributions over and above the mandatory match, based on the amount it deems appropriate in light of the results of the Company's operations for the respective year.

     In 1993, the Company adopted a stock purchase plan to provide all eligible employees at all levels an opportunity to become stockholders of the Company. This plan is viewed as an effective way to help align the interest of all employees with those of the Company's stockholders. As an inducement, eligible employees may purchase shares of stock in the Company at a 15% discount to the value of the stock established during the exercise period. In fiscal 1999, the stock purchase plan was extended on the same terms until November of 2001.

FISCAL 1999 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     The general policies described above for the compensation of the executive officers also apply to the compensation approved by the Compensation Committee with respect to the fiscal 1999 compensation for Mr. Gralnick, the Company's Chairman of the Board and Chief Executive Officer.

     Mr. Gralnick's base salary was increased to $350,000 in fiscal 1999, which reflected a $50,000 increase from his base salary in fiscal 1998. In fiscal 1999, Mr. Gralnick also was awarded an aggregate bonus of $272,080, as a result of the Company having reached certain targeted performance incentive goals. Notwithstanding Mr. Gralnick's substantial ownership position in the Company, the Compensation Committee awarded him 50,000 stock options in fiscal 1999 in order to continue to recognize his efforts in leading the Company in achieving a very strong financial performance.

     Mr. Gralnick's compensation was based on industry comparisons as well as on the Company's performance over the most recent years, as reflected in the Company's Annual Report to Stockholders which accompanies this proxy statement. In addition, in fiscal 1997, the Company had engaged the services of an independent executive compensation firm to assess the compensation package of Mr. Gralnick and of the other members of the senior management team. The compensation firm considered the nature and scope of each manager's responsibilities relative to comparable companies in analyzing management compensation. Mr. Gralnick's compensation continues to take into account the report of the independent executive compensation firm.

     Under the leadership of Mr. Gralnick and the rest of the management team, total revenues for Chico's increased from approximately $16 million in 1990 to approximately $106.7 million in fiscal 1999. Between 1990 and fiscal 1999, pre-tax income grew from a loss of approximately $289,000 to a profit of $15.0 million, and net income grew from a loss of $186,000 to a profit of $9.1 million, or $1.07 diluted earnings per share.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     The Compensation Committee has reviewed the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which disallows a tax deduction for compensation to an executive officer when the included compensation exceeds $1 million per year. No executive officer of the Company exceeded this threshold in fiscal 1999 and the Compensation Committee does not anticipate that any executive officer of the Company will exceed this threshold during fiscal 2000. The Committee intends to periodically review the potential consequences of Section 162(m) and, depending upon the risk of applicability of this provision to the Company, may elect to structure the performance-based portion of its executive officer compensation in a manner so as to comply with certain exemptions provided for in Section 162(m).

     This report has been provided by the Compensation Committee.

                                      COMPENSATION AND BENEFITS COMMITTEE:

                                          John W. Burden

                                          Verna K. Gibson

                                          Ross E. Roeder

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the companies in the Standard & Poor's 500 Index and the S&P 500 Retail Stores -- Specialty-Apparel Industry Index. Cumulative total return for each of the periods shown in the Performance Graph is measured assuming an initial investment of $100 on January 29, 1994 and the reinvestment of dividends. The performance graph reflects the change in the Company's year end from the Sunday closest to December 31 to the Saturday closest to January 31 and uses pro forma fiscal year end dates for periods prior to the 1997 fiscal year.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
(CHART)

                                                                                           RETAIL
                                                                                          (SPCLTY-
               MEASUREMENT PERIOD                      CHICOS           S&P 500          APPAREL)-
             (FISCAL YEAR COVERED)                    FAS INC            INDEX              500
29-JAN-94                                                   100.00            100.00            100.00
28-JAN-95                                                    44.09            104.97            100.87
3-FEB-96                                                     25.98            145.47            120.10
1-FEB-97                                                     25.20            183.74            149.96
31-JAN-98                                                    44.49            233.16            272.24
30-JAN-99                                                   192.13            308.91            563.65

                      EXECUTIVE OFFICERS AND KEY EMPLOYERS

     The following table sets forth certain information regarding the Company's continuing executive officers, continuing directors, nominees for director and certain other key employees.

                                                                                      YEARS WITH
                                                                                         THE
                                        AGE                  POSITION                  COMPANY
                                        ---                  --------                 ----------
EXECUTIVE OFFICERS
Marvin J. Gralnick....................  64    Chief Executive Officer, President,
                                              Chairman of the Board and Director          15
Helene B. Gralnick....................  51    Senior Vice President -- Design and
                                              Concept and Director                        15
Charles J. Kleman.....................  48    Executive Vice President -- Finance,
                                              Chief Financial Officer,
                                              Secretary/Treasurer and Director            10
Scott A. Edmonds......................  41    Senior Vice President -- Operations
                                              and Assistant Secretary                      5
CERTAIN KEY EMPLOYEES
Mori C. MacKenzie.....................  49    Director of Stores                           3
Patricia A. Murphy....................  55    General Merchandise Manager                  1

NON-DIRECTOR EXECUTIVE OFFICER AND CERTAIN KEY EMPLOYEES

     Scott A. Edmonds has been employed by Chico's since September 1993, when he was hired as Operations Manager. In February 1994, he was elected to the position of Vice President -- Operations and effective January 1, 1996 he was promoted to the position of Senior Vice President -- Operations. Mr. Edmonds is responsible for human resources, store development and operations, leasing and maintenance, franchise operations, and management of the headquarters and woodshop. From March 1985 until September 1993, he was President/General Manager of the Ft. Myers branch of Ferguson Enterprises, Inc. an electric and plumbing wholesaler.

     Mori C. MacKenzie has been with the Company since October 1995, when she was hired as the Director of Stores. Ms. MacKenzie is responsible for store and field operations management, hiring and training. From January 1995 until October 1995, Ms. MacKenzie was the Vice President of Store Operations for Canadians Corporation. From August 1994 until December 1994, she was the Vice President of Store Development for Goody's Family Clothing. From April 1992 until August 1994, Ms. MacKenzie was the Vice President of Stores for United Retail Group ("URG") and from August 1991 until April 1992 she was employed by Conston Corp., a predecessor of URG. In addition, Ms. MacKenzie was Vice President-Stores for Park Lane from November 1987 until July 1991, and was Regional Director of Stores for the Limited, Inc. from June 1976 until October 1987.

     Patricia A. Murphy has been with the Company since September 1997, when she was hired as the Senior Merchant. In April 1998, she was promoted to the position of General Merchandise Manager. Ms. Murphy is principally responsible for the buying, planning and distribution activities associated with procurement of merchandise. From February 1987 until September 1997, Ms. Murphy was Vice President of Merchandising for Doncaster and from October 1985 until February 1987 was Merchandiser and National Sales Manager for Caribou Sportswear. From 1981 until 1985, she was Director of Fashion Coordination for Lane Bryant.

     Marvin J. Gralnick and Helene B. Gralnick are husband and wife. None of the other executive officers or directors are related to one another. Executive officers are elected by and serve at the discretion of the Board of Directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides information concerning the annual compensation of each of the named executive officers of the Company, as defined under applicable Securities and Exchange Commission Rule, for services rendered to the Company in each of the Company's last three fiscal years.

                                                                                          LONG TERM
                                                                       ANNUAL            COMPENSATION
                                                                   COMPENSATION(1)          AWARDS
                                                               -----------------------   ------------     ALL
                                                                                          SECURITIES     OTHER
                                                                                          UNDERLYING    COMPEN-
                 NAME AND                     FISCAL YEAR       SALARY      BONUS($)       OPTIONS      SATION
            PRINCIPAL POSITION                   ENDED            ($)          (2)           (#)        ($)(3)
            ------------------              ----------------   ---------   -----------   ------------   -------
Marvin J. Gralnick,.......................  January 30, 1999    339,423      272,080        50,000       6,756
  Chairman of the Board,                    January 31, 1998    267,307      132,000       100,000       4,821
  Chief Executive Officer and President     February 1, 1997    203,846       56,000            (4)      2,794
Helene B. Gralnick,.......................  January 30, 1999    151,961       90,200        10,000       6,459
  Senior Vice President --                  January 31, 1998    126,923       45,900        25,000       4,382
  Design and Concept                        February 1, 1997     44,231       13,020            (4)        602
Charles J. Kleman,........................  January 30, 1999    235,768      141,600        10,000       6,587
  Executive Vice President --               January 31, 1998    209,375       76,275        40,000       4,821
  Finance and Chief Financial Officer       February 1, 1997    191,106       39,375        30,000       3,396
Scott A. Edmonds,.........................  January 30, 1999    186,826      112,200        10,000       6,510
  Senior Vice President --                  January 31, 1998    166,828       60,750        35,000       4,821
  Operations                                February 1, 1997    152,885       31,500        24,000       3,396

---------------

(1) Other Annual Compensation, other than salary and bonuses, was not paid or did not exceed the minimum amounts required to be reported pursuant to Securities and Exchange Commission Rules.

(2) Amounts in this column consist of certain bonuses including bonuses earned under the semi-annual management incentive plan which is keyed to the Company's performance. Amounts earned with respect to a particular fiscal year are accrued as expenses in such fiscal year.

(3) This category includes the Company's contributions to the Profit Sharing Plan/401(k) Plan.

(4) Not applicable. No compensation of this type received.

OPTION/SAR GRANTS TABLE

     The following table shows all options to purchase our common stock granted to each of our named executive officers in fiscal 1999 and the potential value of such grants at stock price appreciation rates of 5% and 10%, compounded annually over the maximum ten-year term of the options. The 5% and 10% rates of appreciation are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in our stock price.

                                           OPTION GRANTS IN LAST FISCAL YEAR
                                  ----------------------------------------------------   POTENTIAL REALIZABLE
                                       INDIVIDUAL GRANTS                                   VALUE AT ASSUMED
                                  ----------------------------                              ANNUAL RATES OF
                                    NUMBER OF      % OF TOTAL                                 STOCK PRICE
                                   SECURITIES       OPTIONS      EXERCISE                  APPRECIATION FOR
                                   UNDERLYING      GRANTED TO    OR BASE                      OPTION TERM
                                     OPTIONS      EMPLOYEES IN    PRICE     EXPIRATION   ---------------------
              NAME                GRANTED(#)(1)   FISCAL YEAR     ($/SH)       DATE        5%($)      10%($)
              ----                -------------   ------------   --------   ----------   ---------   ---------
Marvin J. Gralnick..............     50,000           25.5%        9.25     4/13/2008     290,864     737,106
Helene B. Gralnick..............     10,000            5.1%        9.25     4/13/2008      58,173     147,421
Charles J. Kleman...............     10,000            5.1%        9.25     4/13/2008      58,173     147,421
Scott A. Edmonds................     10,000            5.1%        9.25     4/13/2008      58,173     147,421

---------------

(1) The grants of options above were made in April 1998. All of the options vest annually at a rate of 33 1/3% on each anniversary date of the grant beginning on the first anniversary.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

     The following table shows information concerning stock option exercises and values as of the end of fiscal 1999.

                                                                                            AGGREGATED FISCAL
                                                                                                 YEAR-END
                                                                                              OPTION VALUES
                                                                                       ----------------------------
                                                           NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                             SHARES                       UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                           ACQUIRED ON      VALUE      OPTIONS AT FISCAL YEAR-END(#)      AT FISCAL YEAR-END ($)
          NAME              EXERCISE     REALIZED(1)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(2)
          ----             -----------   -----------   -----------------------------   ----------------------------
Marvin J. Gralnick.......         --             --          48,333 / 116,667             1,283,324 / 2,879,176
Helene B. Gralnick.......         --             --           23,333 / 26,667                 602,074 / 666,676
Charles J. Kleman........    100,000      1,086,548          169,493 / 46,667             4,180,921 / 1,174,176
Scott A. Edmonds.........     37,000        385,625           11,666 / 41,334               269,899 / 1,036,352

---------------

(1) This represents the excess of the fair market value of the Company's Common Stock as of the date of exercise above the exercise price of the options.
(2) This represents the excess of the fair market value of the Company's Common Stock of $30.50 per share as of January 29, 1999, above the exercise price of the options.

EMPLOYMENT AGREEMENTS

     Effective February 15, 1995, the Company entered into new employment agreements with Mr. Gralnick and Ms. Gralnick which each provide for an annual base salary and certain other benefits. Pursuant to the employment agreements, the 1995 annualized base salaries of Mr. Gralnick and Ms. Gralnick were $200,000 and $100,000, respectively, subject in each case to annual increases as agreed upon between the executive and the Board of Directors (currently $350,000 and $150,000, respectively). Under the terms of the employment agreements, the Company contracted to employ Mr. Gralnick and Ms. Gralnick for a period which currently extends through December 31, 1999, and which period, by the terms of the agreement is automatically extended for additional one-year periods until the respective employment agreement is terminated by the Company or the executive.

     Effective April 1, 1993, the Company entered into an employment agreement with Mr. Kleman which provides for an annual base salary and certain other benefits. Pursuant to the employment agreement and certain further actions of the Board of Directors, the 1996 base salary of Mr. Kleman was $150,000 subject to annual increases thereafter as agreed upon between Mr. Kleman and the Board of Directors (currently $240,000). Under the terms of the employment agreement, the Company contracted to employ Mr. Kleman for a period which currently extends through December 31, 1999, and which period, by the terms of the agreement is automatically extended for additional one year periods until the employment agreement is terminated by the Company or Mr. Kleman.

     Effective, June 28, 1995, the Company entered into an employment agreement with Mr. Edmonds which provides for an annual base salary and certain other benefits. Pursuant to the employment agreement, the initial base salary of Mr. Edmonds was $125,000 subject to annual increases thereafter as agreed upon between Mr. Edmonds and the Board of Directors (currently $190,000). Under the terms of Mr. Edmonds' employment agreement, the Company contracted to employ Mr. Edmonds for a period which currently extends through December 31, 1999, and which period, by the terms of the agreement, is automatically extended for additional one year periods until the employment agreement is terminated by the Company or Mr. Edmonds.

     The employment agreements provide that Messrs. Gralnick, Kleman and Edmonds and Ms. Gralnick are entitled to certain severance benefits in the event that their employment is terminated by the Company "without cause" or by such executive following a "change of control" (both as defined in the employment agreements). In such cases, the executive would receive his or her salary for the remainder of the then effective employment term (or, if longer, for 6 months, if the termination is without cause, and for 12 months, if the termination follows a change in control). Each employment agreement is also subject to termination in the event of disability, death or voluntary retirement by the individual or his or her termination for cause. Each employment agreement provides for a covenant not to compete which is to continue for two years following any termination.

     The Company has entered into substantially identical indemnification agreements with each of the Company's executive officers and directors in which the Company has agreed to indemnify each executive officer and director (the "Indemnified Party") against all losses, costs and expenses that an Indemnified Party may incur as a result of or arising out of service as an officer or director of the Company. Among its provisions, each indemnity agreement affords the Indemnified Party the right to counsel of his or her choosing and obligates the Company to advance the reasonable fees and expenses of such counsel on behalf of the Indemnified Party. The indemnification agreements provide there is to be no indemnification and require the repayment to the Company of any advanced funds in situations where indemnification is not permitted by applicable law.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Company's Compensation and Benefits Committee are John W. Burden, Verna K. Gibson and Ross E. Roeder. Neither Mr. Burden, Ms. Gibson nor Mr. Roeder has at any time been an officer or employee of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEASES OF DISTRIBUTION CENTER AND STORAGE FACILITIES

     Prior to the completion and opening of the Company's World Headquarters in September 1994, the Company utilized certain leased property and facilities as its distribution center and for storage purposes. The property and facilities that the Company utilized as its prior distribution center (the "Distribution Facilities") were leased until August, 1996, from a Florida general partnership (GS&M#1) in which Marvin J. Gralnick and Barry E. Szumlanski are each equal partners with Lynn D. Mann. An existing facility that the Company used for storage was leased until December 1998 from a separate Florida general partnership (GS&M#2) in which Marvin J. Gralnick, Helene B. Gralnick and Barry E. Szumlanski are equal partners with Lynn D. Mann.

     In June 1996, GS&M#1 entered into a separate lease agreement with an unrelated third party (the "New Lease") to lease the Distribution Facilities and as a result released the Company from its existing lease with GS&M#1 pursuant to the terms of a Lease Termination and Settlement Agreement. The terms of the Lease Termination and Settlement Agreement provide that the Company was to pay to GS&M#1, (a) until the date January 31, 1998, (the date on which the lease with the Company was scheduled to expire) the difference between the lease payments due under the GS&M#1 lease and the New Lease, (b) the real estate broker commissions payable by GS&M#1 as a result of entering into the New Lease,
(c) all real estate taxes imposed against the Distribution Facilities until January 31, 1998 and (d) the cost of certain inspections and repairs required under the New Lease. In addition, under the Lease and Termination Agreement, the Company has agreed until January 31, 1998 to unconditionally guarantee the payments due by the unrelated third party tenant under the New Lease. Because of expense accruals previously reflected, no additional expense is anticipated to be recognized by the Company. GS&M#1 received no rental payments in fiscal 1999.

     Under the GS&M#2 lease the Company continues to be obligated to pay all of the rent and costs associated with owning and operating the facility, including utilities, taxes and insurance. The Company continued to pay these same costs with respect to GS&M#2 through December 1998 even though the facility was no longer being actively utilized by the Company. The Company utilized the facility for storage space until December 1998. Although believed to be at fair market rental at the time the lease was entered into, the rent paid during 1998 under the GS&M#2 lease was at a rate which was significantly above market rates for similar property. In fiscal 1999, the Company paid as rent to GS&M#2 (exclusive of the passed-through costs) approximately $45,293.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     To the Company's knowledge, based solely on a review of the forms, reports and certificates filed with the Company by the Company's directors and officers and the holders of more than 10% of the Company's Common Stock, all Section 16(a) filing requirements were complied with by such persons in fiscal 1999 except that two reports on Form 4 were filed late by Ross Roeder to report share purchases aggregating 3,000 shares.

                               SECURITY OWNERSHIP

     The following table sets forth, as of April 19, 1999, the number of shares of the Company's Common Stock beneficially owned by each person known to the Company as having beneficial ownership of more than 5% of the Company's Common Stock together with such person's address, each of its directors and nominees to become a director, each named executive officer as defined under applicable Securities and Exchange Commission rules and all directors and executive officers as a group.

                                                              AMOUNT AND NATURE
NAME OF BENEFICIAL OWNER                                        OF BENEFICIAL     PERCENT
OR NUMBER IN GROUP                                              OWNERSHIP(1)      OF CLASS
------------------------                                      -----------------   --------
Marvin J. Gralnick..........................................      1,588,460(2)     18.58%
  c/o Chico's FAS, Inc.
  11215 Metro Parkway
  Ft. Myers, Florida 33912
Helene B. Gralnick..........................................      1,588,460(2)     18.58%
  c/o Chico's FAS, Inc.
  11215 Metro Parkway
  Ft. Myers, Florida 33912
Rodin, Ltd..................................................      1,455,128(2)     17.29%
  301 Congress, Suite 1900
  Austin, Texas 78701
FMR Corp....................................................        764,350(3)      9.08%
  82 Devonshire Street
  Boston, MA 02109
Jeffrey N. Vinik............................................        644,100(4)      7.65%
  260 Franklin Street
  Boston, MA 02110
Charles J. Kleman...........................................        203,137(5)      2.36%
Scott A. Edmonds............................................         25,333(6)         *
Verna K. Gibson.............................................        168,000(7)      1.98%
Ross E. Roeder..............................................         31,000(8)         *
John W. Burden..............................................         45,000(9)         *
All Directors and Executive Officers as a Group (7
  persons)..................................................      2,060,930(10)    23.21%

---------------

 *  Less than one percent

(1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power.

(2) Marvin J. Gralnick and Helene B. Gralnick are husband and wife. The number of shares shown for Marvin J. Gralnick and the number of shares shown for Helene B. Gralnick each represent the aggregate of all shares held by Rodin, Ltd., a Texas Limited Partnership. A limited liability company established by Mr. Gralnick and Ms. Gralnick and of which Mr. Gralnick and Ms. Gralnick are the sole members and managing members, is the sole general partner of Rodin, Ltd., owning an aggregate of 1% of the partnership interests. Mr. Gralnick owns limited partnership interests representing approximately 49.3% of the partnership interests, Ms. Gralnick owns separate limited partnership interests representing approximately 49.3% of the partnership interests and the remaining partnership interests are owned by a series of irrevocable intervivos trusts established by Mr. Gralnick and Ms. Gralnick for the benefit of their respective children. Also includes a total of 133,332 shares for Mr. Gralnick and Ms. Gralnick which are deemed to be beneficially owned by them by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.

 (3) This information is derived from a Schedule 13G dated February 1, 1999 filed by FMR Corporation ("FMR"). FMR has sole dispositive power with respect to all of the shares shown and may be deemed to be the beneficial owner with respect to all of the shares shown. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

 (4) This information is derived from a Schedule 13G dated January 15, 1999 filed jointly by VGH Partners LLC ("VGH"), Vinik Partners, L.P. ("Vinik Partners"), Vinik Asset Management, L.P. ("Vinik Asset LP"), Vinik Asset Management, L.L.C. ("Vinik Asset LLC"), Jeffrey N, Vinik ("J. Vinik"), Michael S. Gordon ("M. Gordon") and Mark D. Hostetter ("M. Hostetter"). J. Vinik, M. Gordon and M. Hostetter may be deemed the beneficial owners with respect to all of the shares shown, with shared voting and dispositive power as to all such shares. Vinik Asset LP and Vinik Asset LLC may be deemed the beneficial owners with respect to 383,600 of the shares shown, with shared voting and dispositive power as to such shares. Vinik Partners and VGH may be deemed the beneficial owners with respect to 260,500 of the shares shown, with shared voting and dispositive power as to such shares. The address of VGH, Vinik Partners, Vinik Asset LP, Vinik Asset LLC, J. Vinik, M. Gordon and M. Hostetter is 260 Franklin Street, Boston, Massachusetts 02110.

 (5) Includes 2,350 shares owned by Mr. Kleman's son, 2,200 shares owned by his daughter and 643 shares owned by Mr. Kleman's spouse. In addition, includes 196,159 shares deemed to be beneficially owned by Mr. Kleman by virtue of stock options that are currently exercisable or become exercisable within 60 days and 1,700 shares deemed to be beneficially owned by virtue of stock options that are currently exercisable or become exercisable within 60 days by Mr. Kleman's spouse.

 (6) Includes 22,333 shares deemed to be beneficially owned by Mr. Edmonds by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.

 (7) Includes 61,000 shares deemed to be beneficially owned by Ms. Gibson by virtue of certain stock options that are currently exercisable.

 (8) Includes 25,000 shares deemed to be beneficially owned by Mr. Roeder by virtue of stock options that are currently exercisable.

 (9) Includes 25,000 shares deemed to be beneficially owned by Mr. Burden by virtue of stock options that are currently exercisable.

(10) Pursuant to applicable Securities and Exchange Commission rules, the 1,455,128 shares of Common Stock owned by Rodin, Ltd. and the 133,332 exercisable options which are deemed to be beneficially owned by each of Marvin J. Gralnick and Helene B. Gralnick, are counted only once for purposes of this calculation.

       STOCKHOLDER PROPOSALS FOR PRESENTATIONS AT THE 2000 ANNUAL MEETING

     Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders and in the proxy statement for that meeting must be received by management of the Company at its executive offices on or before December 19, 1999.

     The Company's Amended and Restated Articles of Incorporation also require certain advance notice to the Company of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders' meeting. Notice of stockholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days' notice prior to public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

     A stockholder's notice with respect to a proposal to be brought before the annual meeting must set forth in addition to the matters required to be set forth by the General Rules under the Securities Exchange Act of 1934 (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal.

     A stockholder's notice with respect to a director nomination must set forth
(1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of the Company which are beneficially owned by such person, (4) all information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee director (including such person's written consent to serve as a director if so elected). As to the stockholder providing such notice, such stockholder must set forth (1) the name and address, as they appear on the Company's books, of the stockholder and (2) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice.

     The complete Amended and Restated Articles of Incorporation provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

                                          By Order of the Board of Directors,

                                          CHARLES J. KLEMAN, Secretary

Dated: April 20, 1999

[X] PLEASE MARK VOTES           REVOCABLE PROXY
    AS IN THIS EXAMPLE         CHICO'S FAS, INC.

         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS              THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE
               FOR THE ANNUAL MEETING OF STOCKHOLDERS                     FOLLOWING NOMINEES AND PROPOSALS.
                       TO BE HELD ON JUNE 8, 1999                                                                  WITH-  FOR ALL
                                                                                                              FOR   HOLD   EXCEPT
         The undersigned, a stockholder of CHICO'S FAS, INC. (the         1. ELECTION OF DIRECTORS of         [ ]    [ ]     [ ]
"Company"), hereby appoints Marvin J. Gralnick, Charles J. Kleman            all nominees listed (except
and Scott A. Edmonds, and each of them, attorney and proxy of the            as marked to the contrary
undersigned, each with full powers of substitution, for and on               below):
behalf of the undersigned, to represent the undersigned at the
Annual Meeting of Stockholders of the Company to be held at South               Nominees for Class III Directors:
Seas Resort, Captiva, Florida at 2:00 P.M., local time, on June 8,              MARVIN J. GRALNICK AND JOHN W. BURDEN
1999 and any adjournments or postponements thereof (the
"Annual Meeting"), and to vote at the Annual Meeting all the              INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
shares of Common Stock of the Company that the undersigned is             INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE
entitled to vote at the Annual Meeting, with the same effect as           THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.
if the undersigned were personally present at the Annual Meeting,
all as described in the Company's Proxy Statement dated April 20,         ---------------------------------------------------------
1999 relating to the Annual Meeting, and the undersigned hereby                                               FOR  AGAINST  ABSTAIN
authorizes and instructs the above named proxies to vote as               2. PROPOSAL TO RATIFY THE APPOINT-  [ ]    [ ]      [ ]
specified to the right.                                                      MENT OF ARTHUR ANDERSEN LLP AS
                                                                             THE COMPANY'S INDEPENDENT CER-
                                                                             TIFIED PUBLIC ACCOUNTANTS FOR
                                                                             FISCAL YEAR 2000.

                                                                          3. PROPOSAL TO APPROVE THE NON-     [ ]    [ ]      [ ]
                                                                             EMPLOYEE DIRECTORS' STOCK
                                                                             OPTION PLAN.

                                                                          4. PROPOSAL TO RATIFY THE AMEND-    [ ]    [ ]      [ ]
                                                                             MENT OF THE 1993 EMPLOYEE
                                                                             STOCK PURCHASE PLAN.

                                                                          5. PROPOSAL TO RATIFY THE AMEND-    [ ]    [ ]      [ ]
                                                                             MENT OF THE 1993 STOCK OPTION
                                                                             PLAN.
     Please be sure to sign and date        Date
       this Proxy in the box below.                                      6.  OTHER MATTERS. Unless a line is stricken through this
-------------------------------------------------------------------          sentence, the proxies herein may in their discretion
|                                                                 |          vote the shares represented by this proxy upon such
|                                                                 |          other matters as may properly come before the Annual
|   Stockholder sign above        Co-holder (if any) sign above   |          Meeting.
----                      --------                             ----



   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                               CHICO'S FAS, INC.

         The shares represented by this Proxy will be voted in the manner directed herein only if this Proxy is properly executed and timely returned. IF THE UNDERSIGNED DOES NOT SPECIFY A CHOICE, THE SHARES WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED HEREON, FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS, FOR THE PROPOSAL TO APPROVE THE NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN, FOR THE PROPOSAL TO RATIFY THE AMENDMENT OF THE 1993 EMPLOYEE STOCK PURCHASE PLAN, FOR THE PROPOSAL TO RATIFY THE AMENDMENT OF THE 1993 STOCK OPTION PLAN AND IN THE DISCRETION OF THE PROXIES FOR OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
         The undersigned acknowledges receipt of (1) the Company's 1999 Annual Report to Stockholders and (2) the Company's Notice of Annual Meeting and Proxy Statement dated April 20, 1999 relating to the Annual Meeting. The undersigned does hereby revoke any proxy previously given with respect to the shares represented by this Proxy.
         NOTE: Your signature should appear as your name appears hereon. As to shares held in joint names, each joint owner should sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person. If signing as attorney, executor, administrator, trustee, guardian, or in other representative capacity, please give full title as such.

                  PLEASE MARK, SIGN AND DATE THIS PROXY CARD
              AND PROMPTLY RETURN IT USING THE ENCLOSED ENVELOPE.